Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lisa Aragon
ITCTransmission
248.835.9300
laragon@itctransco.com

FERC Approves ITCTransmission’s Forward-Looking Attachment O Request
Adjusted rate mechanism allows for current recovery of and on infrastructure improvements

Novi, Michigan — July 18, 2006 — ITCTransmission announced today that the Federal Energy Regulatory Commission (FERC) approved a joint filing made by the Midwest Independent Transmission System Operator, Inc. and ITCTransmission to allow ITCTransmission to recover its expenses and investments in transmission property, plant and equipment on a current rather than on a lagging basis.  As a result, ITCTransmission will now be allowed to collect revenues based on current investments.

The FERC order authorizes ITCTransmission to use a forward-looking test period in the fall of each year for rates commencing January 1 of the next year through December 31 of that same year.  FERC also approved a true-up mechanism to correct for any differences between the forecast rate and what the actual rate should have been based on actual costs.

“This adjustment to the implementation of our Attachment O formula rate enhances our ability to continue to rebuild and strengthen the transmission grid in Southeast Michigan,” said Joseph L. Welch, president and CEO of ITCTransmission.

The filing has been assigned FERC Docket No. ER06-1006 and can be accessed at FERC’s website at http://www.ferc.gov and at ITCTransmission’s website at http://www.itctransco.com/news_filings.php.

About ITCTransmission

ITCTransmission, a subsidiary of ITC Holdings Corp. (NYSE: ITC), is the first independently-owned and operated electricity transmission company in the United States.  ITCTransmission is in the business of transmitting high voltage electricity from generating facilities in southeastern Michigan, other Midwestern states and Ontario to distribution substations, serving a population of approximately 4.9 million people in an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area.  Our operating assets consist primarily of approximately 2,700 circuit miles of transmission lines, approximately 17,000 transmission towers and poles and 155 stations and substations.   ITCTransmission operates, maintains and invests in the transmission infrastructure in order to improve efficiency in the flow of electricity, enhance system reliability and lower overall delivered energy costs.  For more information on ITCTransmission visit www.itctransco.com.  For more information on ITC Holdings Corp. visit www.itc-holdings.com. (itc-ITC)

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